UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2012

Tutor Perini Corporation
(Exact name of registrant as specified in its charter)
____________________

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

15901 Olden Street, Sylmar, California 91342-1093
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (818) 362-8391

None
(Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Anthony R. Coscia as a Director

(d) On September 13, 2012, at the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors of Tutor Perini Corporation (the “Company”) elected Anthony R. Coscia as an independent Class I director of the Company with a term expiring at the 2015 annual meeting of shareholders.  As of the date of this filing, the Board of Directors of the Company has determined that Mr. Coscia will serve on the Compensation Committee.  Mr. Coscia’s compensation will be similar to other non-employee directors of the Company, which is described in the Company’s proxy statement for its 2012 annual meeting of shareholders filed with the Securities and Exchange Commission on April 19, 2012.

Mr. Coscia is a partner of the law firm, Windels Marx Lane & Mittendorf, LLP, one of the New York region’s oldest law firms.  His practice focuses on corporate, commercial, and real estate matters, with a concentration on the financial elements of these transactions.  In addition, Mr. Coscia regularly advises infrastructure funds, private equity firms, technology companies, not-for-profit organizations and investor-owned utilities.  Mr. Coscia is a director of Sun Bancorp Inc. and Sun National Bank.  He also serves as a director of the National Passenger Railroad Corporation (“Amtrak”).  He is a trustee of the New Jersey Community Development Corporation and is a member of the New Jersey Performing Arts Center Council of Trustees, The Partnership for New York City, the Economic Club of New York, Georgetown University Board of Regents and the Regional Plan Association.  Mr. Coscia served as Chairman of the Board of Commissioners of the Port Authority of New York and New Jersey for over eight years until June 2011, the longest tenure in modern Port Authority history. He has served as a director of several public and closely held corporations in the financial services, investment banking, real estate and manufacturing sectors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tutor Perini Corporation

Dated: September 13, 2012	By: /s/Michael J. Kershaw
Michael J. Kershaw Executive Vice President and Chief Financial Officer